Exhibit 10.21

JAMAICA BAUXITE MINING LIMITED

36 Trafalgar Road

Kingston 10

Jamaica, West Indies

Telephone: 876-926-9288

Fax: 876-929-7165.

December 30, 2009

Mr. Layle K. (Kip) Smith

Member, Board of Directors

Noranda Bauxite Limited

Suite 600

801 Crescent Centre Drive

Franklin, TN 37067

Dear Kip,

Thank you for your communication of December 15, 2009 and your subsequent Draft Letter of Intent regarding the fiscal regime for Noranda Bauxite Limited (formerly St. Ann Bauxite Limited). In response, I am authorized to present to you the Government of Jamaica’s (GOJ’s) final offer for a comprehensive agreement covering a new fiscal regime for a fixed six-year period from 2009 to 2014, settlement of the levy arrears for 2008, the annual use of asset fee and a six-year investment programme. The constituent elements are as follows:

1.	A fixed royalty of US$0.50 per tonne (dry);

2.	A base levy rate of US$[***] per tonne for the 3-year period 2009-2011.

3.	During the period 2012-2014:

a.	A fixed royalty of US$[***] per tonne (dry);
b.	For prices below US$[***] per tonne of aluminium on LME 3-month, the base levy rate of US$[***] per tonne would apply;
c.	For prices at US$[***] to below US$[***] per tonne, the base levy rate would move up to US$[***] per tonne; and
d.	For prices at US$[***] per tonne and above, the base levy rate would be US$[***] per tonne.

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY ASTERISKS, HAS BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION

4.	At the proposed levy rate and production levels provided by Noranda for the years 2009-2011, levy and royalty payments would be approximately:

a.	2009 – US$[***] million
b.	2010 – US$[***] million
c.	2011 – US$[***] million.

5.	For the period 2012-2014, the projected levy and royalty payments would be approximately:

(i)	2012 – US$[***] million
(ii)	2013 – US$[***] million
(iii)	2014 – US$[***] million.

These projections assume metal prices of US$[***] per tonne in 2012 and 2013 and US$[***] per tonne in 2014.

6.	Based on the Kaiser/GOJ Agreement, the GOJ has computed NBL’s levy obligation for 2008 at US$[***]. However, in pursuit of a comprehensive agreement and in order to enable NBL to fully discharge its investment programme commitment (outlined at item 8 below) of US$165.613 million over the period 2009-2014, the GOJ is granting Noranda a 100% release from the 2008 levy arrears and a credit of $US[***] on the 2009 levy arrears. However, if the investment plan commitment is not fully met, then $[***] would become due and payable within 90 days of the end of the Fiscal Regime which expires at the end of 2014.

7.	Noranda is to pay the Jamaica Bauxite Mining Limited (JBM Ltd.) an annual use of asset fee in the amount of US$[***], payable in two equal semi-annual installments.

8.	Noranda is to honour its commitment to an investment programme involving expenditures primarily on haulroad development, maintenance, dredging, land purchase, contract mining, training and other general capital expenditures. Based on full capacity operation, investment programme amounts are US$[***] million in 2009; US$[***] million in 2010; US$[***] million in 2011; US$[***] million in 2012; US$[***] million in 2013; and US$[***] million in 2014. Changes to the investment programme by NBL will be permitted with reasonable disclosure, notification and consultation.

9.	Noranda would continue to have the obligation to file its Income Tax Returns and make its tax payments (including income tax if it makes a profit after deducting levy, royalty and other operating costs) in accordance with the Establishment Agreement.

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY ASTERISKS, HAS BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION

10.	If a comprehensive agreement incorporating all the elements outlined above is reached before December 31, 2009 and all pertinent documentation is completed and signed by the respective parties by March 31, 2010, Noranda will prepay US$15.5 million on account of the 2009/2010 levy. However, if a definitive agreement is not reached by June 30, 2010, Noranda will be refunded the US$15.5 million prepaid (less any outstanding liabilities incurred up to that time) in the form of a credit against any 2010 levy payments.

11.	In exchange for NBL’s commitments, GOJ covenants that it will afford NBL prices, terms and conditions that are as favorable as those offered to any other bauxite or alumina enterprise and will provide NBL with prompt notice that it has offered any other bauxite or alumina enterprise more favorable terms.

12.	The foregoing represents a comprehensive agreement and settlement that is crafted on the basis of equity, sustainability and affordability.

Best regards,

/s/ Howard Mitchell

Howard Mitchell

Chairman

Accepted and agreed to by:

Noranda Bauxite Limited LLC

Signature: /s/Layle K. Smith

By (Printed Name): Layle K. Smith

Its: Member, Board of Directors

Cc:	Dr. Wesley Hughes, C.D., Financial Secretary
Mr. Parris A. Lyew-Ayee, C.D., Executive Director, JBI.

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY ASTERISKS, HAS BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION